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                                                                    Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

ACTIVE DOMESTIC SUBSIDIARIES

Westaff (USA), Inc.
Western Medical Services, Inc.
Western Medical Services (NY), Inc.
MediaWorld International
Westaff Support, Inc.
Westaff (GP), Inc.
Westaff (LP), Inc.
Westaff (CA), Inc.

INACTIVE DOMESTIC SUBSIDIARIES

Western Permanent Services Agency, Inc.

FOREIGN SUBSIDIARIES

Australia:
Westaff (Australia) Pty. Ltd.
Western Personnel Services Pty. Ltd.
Western Temporary Services Pty. Limited

Denmark:
Westaff A/S

New Zealand:
Westaff NZ Limited

Norway:
Westaff AS
Kontorservice A/S

Singapore:
Westaff (Singapore) Pte Ltd

United Kingdom:
Westaff (U.K.) Limited

Mexico:
Westaff de Mexico, S.A. de C.V.